EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168549) of Higher One Holdings, Inc. of our report dated October 23, 2012 relating to the financial statements of Campus Labs, LLC which appears in the Current Report on Form 8-K/A of Higher One Holdings, Inc. dated October 23, 2012.

/s/ PricewaterhouseCoopers, LLP

Buffalo, NY
October 23, 2012